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Exhibit 99




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News Release                                     [LUCENT TECHNOLOGIES LOGO]


Bill Price
908-582-4820 (office)
973-515-5038 (home)
WILLIAMPRICE@LUCENT.COM
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Michelle Davidson
908-582-7635 (office)
973-218-0032 (home)
MMDAVIDSON@LUCENT.COM
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LUCENT TECHNOLOGIES IDENTIFIES REVENUE ISSUE FROM FOURTH FISCAL QUARTER 2000

FOR RELEASE: TUESDAY, NOVEMBER 21, 2000
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         MURRAY HILL, N.J. - Lucent Technologies (NYSE: LU) today said that it has identified a revenue recognition issue impacting approximately $125 million of revenue in its fourth fiscal quarter ended Sept. 30, 2000. The company estimates that the reduction in revenue could have an approximately 2 cent impact on earnings per share for the quarter and the year. The company previously reported $9.4 billion in revenues and 18 cents a share on continuing operations for the quarter.
         "We wanted to make this public as soon as we discovered the issue," said Henry Schacht, chairman and chief executive officer of Lucent Technologies. "I have asked our outside auditor and our outside counsel to assist us in doing a complete review of this and any related issues. We have also informed the Securities and Exchange Commission of our efforts."
         The issue was discovered as the company was completing the final preparation of its financial statements for its fiscal year.
         At this time, the company also indicated that it cannot confirm its guidance for the first quarter of 2001.
         The company's outside auditor is PricewaterhouseCoopers. The company's outside counsel is Cravath, Swaine & Moore.
         Until the review is completed, the company said it would have no further comment.
         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers the systems, software, silicon and services for next-generation communications networks for service providers and enterprises. Backed by the research and development of Bell Labs, Lucent focuses on high-growth areas such as broadband and mobile Internet infrastructure; communications software; communications semiconductors and optoelectronics; Web-based enterprise solutions that link private and public networks; and professional network design and consulting services.

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This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers and suppliers, customer demand for our products and services, the ability to successfully integrate acquired companies, availability of manufacturing capacity, components and materials, control of costs and expenses, international growth, credit concerns in the emerging service provider market, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.